As filed with the Securities and Exchange Commission on March 19, 2013

Registration No. 333- 177968

Registration No. 333- 170655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPLETE GENOMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-3226545
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2071 Stierlin Court

Mountain View, CA 94043

(650) 943-2800

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Complete Genomics, Inc. 2006 Equity Incentive Plan, as amended

Complete Genomics, Inc. 2010 Equity Incentive Award Plan

Complete Genomics, Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Clifford A. Reid, Ph.D.

President and Chief Executive Officer

Complete Genomics, Inc.

2071 Stierlin Court

Mountain View, CA 94043

(650) 943-2800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paul Scrivano, Esq. O’Melveny & Myers LLP Two Embarcadero Center, 28th Floor San Francisco, CA 94111 (415) 984-8701	Wendy Pan, Esq. O’Melveny & Myers LLP Plaza 66, Tower 1, 37th Floor 1266 Nanjing Road West Shanghai 200040 86-21-2307-7300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statements on
Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement 333-177968 registering (i) 1,036,905 shares of common stock, $0.001 par value per share (the “Common Stock”), of Complete Genomics, Inc. (the “Company”) reserved for issuance under the Complete Genomics, Inc. 2010 Equity Incentive Award Plan and (ii) 518,452 shares of Common Stock reserved for issuance under the Complete Genomics, Inc. Employee Stock Purchase Plan.

•

Registration Statement 333-170655 registering (i) 2,772,953 shares of Common Stock reserved for issuance under the Complete Genomics, Inc. 2006 Equity Incentive Award Plan, as amended, (ii) 3,105,394 shares of Common Stock reserved for issuance under the Complete Genomics, Inc. 2010 Equity Incentive Award Plan and (iii) 750,000 shares of Common Stock reserved for issuance under the Complete Genomics, Inc. Employee Stock Purchase Plan.

On September 15, 2012, the Company entered into an Agreement and Plan of Merger with BGI Shenzhen, a company organized under the laws of the People’s Republic of China (“BGI”), and Beta Acquisition Corporation, which, at the time, was a Delaware corporation and a wholly-owned subsidiary of BGI (“Merger Sub”) (such agreement, the “Merger Agreement”), pursuant to which Merger Sub was merged with and into the Company, and the Company became a wholly-owned subsidiary of BGI on March 18, 2013 (the “Merger”).

In connection with the Merger, the Company has terminated any offering of the Company’s securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Mountain View, State of California, on March 19, 2013.

COMPLETE GENOMICS, INC.

By:	/s/ Clifford A. Reid
Clifford A. Reid, Ph.D.

President and Chief Executive Officer